Exhibit 10.6

MASTER SERVICES AGREEMENT

BETWEEN

QUINTILES COMMERCIAL EUROPE LIMITED

AND

CTI LIFE SCIENCES LIMITED

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

MASTER SERVICES AGREEMENT

THIS Master Services Agreement (the “Agreement”) is made between:

1.	QUINTILES COMMERCIAL EUROPE LIMITED a company organised and existing pursuant to the laws of England and Wales (under Company Registration No 2246066) and having its registered office at 500 Brook Drive, Green Park, Reading RG2 6UU, England (hereinafter referred to as “Quintiles Commercial”), and

2.	CTI LIFE SCIENCES LIMITED a company organised and existing pursuant to the laws of England and Wales (under Company Registration No. 06547045) and having its registered office at Highlands House, Basingstoke Road, Spencers Wood, Reading, Berkshire, RG7 1NT, England (hereinafter referred to as “CTILS”)

(Each a “Party”, and together the “Parties”)

WHEREAS:-

A.	CTILS and/or its Affiliates (as defined below) are in the business of developing, manufacturing and/or distributing pharmaceutical products, and/or biotechnology products. Quintiles Commercial and its Affiliates are in the business of providing promotional and detailing services, strategic planning, project management, pricing and reimbursement support, pharmacovigilance, medical information and other regulatory services and consultancy advice in Europe for the pharmaceutical, medical device and biotechnology industries.

B.	CTILS and Quintiles Commercial desire to enter into this Agreement to provide the terms and conditions upon which CTILS and/or its Affiliates may engage Quintiles Commercial and/or its Affiliates to provide market access services, promotion and detailing services, strategic planning, project management, pricing and reimbursement support, pharmacovigilance, medical information and other regulatory services and consultancy advice to CTILS and/or its Affiliates in relation to the commercialisation of its pharmaceutical product Pixuvri (pixantrone) (the “Product”) in certain agreed territories in Europe (each a “Territory”, and together the “Territories”) by executing separate Project Orders (as defined below) specifying the details of, without limitation, the services, fees, duration, termination and related terms and conditions.

NOW IT IS HEREBY AGREED as follows:

1.	Scope of the Agreement; Project Orders; Nature of Services; Joint Steering Committee.

1.1	Scope of Agreement.

1.1.1	As a “master” form of agreement, this Agreement allows the Parties and/or their respective Affiliates to contract for individual projects through the issuance of separate Project Orders, without having to re-negotiate the basic terms and conditions contained herein. CTILS and its Affiliates shall have no obligation to contract any Services (as defined below in Clause 1.3 of this Agreement), and CTILS and its Affiliates shall have no obligations with respect to Quintiles Commercial and/or Quintiles Affiliates, by virtue of this Agreement alone.

1.1.2	This Agreement covers the provision of the Services by Quintiles Commercial and/or Quintiles Commercial’ Affiliates (as set forth in Clause 15 below) and, accordingly, this Agreement represents a vehicle by which CTILS and/or its Affiliates can efficiently contract with Quintiles Commercial and its Affiliates for a broad range of the Services. The term “Affiliate” shall mean any corporation or business entity controlled by, controlling or under common control with a Party to this Agreement. For this purpose, the term “control” shall mean the direct or indirect beneficial ownership of at least fifty percent (50%) or more of the voting securities or income interest in such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

1.2	Project Orders.

1.2.1	Quintiles Commercial and CTILS intend that their respective Affiliates may also execute Project Orders directly pursuant to the terms of this Agreement. Unless the Project Order states explicitly otherwise, (i) in the case of a Project Order executed by a CTILS Affiliate(s), for the purposes of that Project Order references to “CTILS” in this Agreement (and the related rights and obligations) shall include the relevant Affiliates of CTILS which is a party to that Project Order, and (ii) in the case of a Project Order executed by a Quintiles Commercial Affiliate(s), for the purposes of that Project Order, references to “Quintiles Commercial” in this Agreement (and the related rights and obligations) shall include the relevant Affiliates of Quintiles Commercial which is a party to that Project Order, and (iii) any reference to the employees, agents and representatives of CTILS and Quintiles Commercial in this Agreement shall include employees, agents and representatives of that Affiliate consistent with the foregoing.

1.2.2

The specific details of each project and the Services to be undertaken by Quintiles Commercial and/or its Affiliate(s) shall be separately negotiated and specified in writing on terms and in a form acceptable to the Parties

(each such writing, a “Project Order”). Each Project Order will include, as appropriate, the scope of the Services, time line, and budget and payment terms. Each Project Order shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Project Order. To the extent any terms or provisions of a Project Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent that the applicable Project Order expressly and specifically states an intent to supersede the Agreement on a specific matter. All Project Orders and other exhibits hereto shall be deemed to be incorporated herein by reference. In no event shall CTILS or any Affiliate be required to compensate Quintiles Commercial for any Services that are not provided for in a Project Order.

1.2.3	Unless otherwise agreed to in writing by the Parties, Quintiles Commercial and/or its Affiliates shall perform the Services under each Project Order in accordance with the CTILS’ or mutually agreeable Quintiles Commercial Standard Operating Procedures (“SOPs”) set forth or referenced, as appropriate, in each such Project Order prior to the execution of each such Project Order, as the same may be later modified and/or supplemented by prior agreement between the Parties during the performance of the Services under each such Project Order. Quintiles Commercial and its Affiliate(s) shall (a) provide the SOPs, and all modifications and supplements thereto, to all of their employees who perform any Services under such Project Order, (b) provide, at the costs and expense of CTILS, appropriate training in the implementation of and adherence to such CTILS SOPs to all such employees, (c) document all stages of such training and retain such documentation on file for purposes of review by CTILS, and (d) require all such employees to perform self-review of their implementation of and adherence to applicable SOPs.

1.2.4

In the event that a Project Order requires Quintiles Commercial and/or its Affiliates to interact with healthcare professionals licensed to practice in the EU or to make payments to contracts the services of healthcare professionals, Quintiles Commercial and/or its Affiliates shall to the extent required by Applicable Laws and Regulations: (a) ensure that the services provided by the healthcare professionals for the purpose of the Project Order are described in a written agreement signed by the Parties indicating the fees for such services and the related fair market value; these agreements shall, where applicable, be notified to and approved by the employers of the healthcare professionals prior to their implementation, as well as the competent authorities or professional bodies; (b) obtain appropriate documentation from the healthcare professionals documenting such expenses or services prior to issuing any payments; (c) maintain reasonable documentation of all payments to and expenses incurred on behalf of healthcare professionals; (d) submit regular reports to CTILS, on at least a quarterly basis, detailing all payments to healthcare professionals in a format previously approved by CTILS in the applicable Project Order; and, (e) require healthcare professionals to make all required notifications and seek all required authorizations under the Applicable Laws and Regulations.

1.3	Nature of Services.

The scope of the services covered by this Agreement may include without limitation market access services, promotion and detailing services, strategic planning, project management, pricing and reimbursement support, pharmacovigilance, medical information and other regulatory services and consultancy advice requested by CTILS from time to time and agreed to by Quintiles Commercial as set forth in the relevant Project Order (collectively, the services which are agreed to be performed by way of a Project Order are referred to in this Agreement as the “Services”). For the avoidance of doubt, nothing in this Agreement shall be construed to transfer from CTILS to Quintiles Commercial and/or any of its Affiliates any regulatory requirements unless such transfer is specifically provided for in the applicable Project Order.

1.4	Joint Steering Committee.

1.4.1	Formation; Purposes.

Quintiles Commercial and CTILS shall establish a Joint Steering Committee (“JSC”). The JSC shall have overall strategic responsibility for managing the relationship established by this Agreement based on the Services specified in the respective Project Orders then in effect. In overseeing the operational aspects of the relationship, the JSC shall, without limitation and in addition to other specific obligations set forth in this Agreement: (i) monitor and make recommendations arising out of or in connection the performance of the Services specified in the respective Project Orders then in effect, (ii) coordinate training activities for the Quintiles Commercial Personnel deployed in each Territory (CTILS shall provide training in relation to Product and disease state, Quintiles Commercial shall provide training in relation to promotion, sales and compliance activities), (iii) discuss activities to ensure that Quintiles Commercial Personnel deployed in each Territory maintain high levels of enthusiasm and motivation, (iv) facilitate the flow of information between the Parties for the betterment of the Services to be provided under each

Project Order, and (v) to act as an escalation forum for unresolved operational issues. In addition to ensuring the effective implementation of this Agreement and the Project Orders entered into hereunder, the JSC shall have initial responsibility for resolving disputes between the Parties. Other key issues to be discussed by and within the JSC shall include:

•	the overall strategy and operational planning within each Territory in relation to the Services being rendered, ensuring alignment with marketing, medical affairs and other plans created by CTILS;

•	the costs to be borne by CTILS in relation to the promotion of the Product in each Territory;

•

the percentage allocation of the deployment of the Local Project Manager and/or of a Local Project Assistant under each Territory specific Project Order. Within each Territory specific Project Order to be executed hereunder the Parties agree that there will be allocated by Quintiles Commercial and/or by its applicable Affiliate the deployment of a Local Project Manager and Local Project Assistant to support the Services being provided in that Territory. Through the facility of the JSC, and the Parties respective representatives, the Parties hereby agree to review from time to time at such meetings of the JSC, and in good faith, such allocation and where such mutual agreement is reached by the representatives of such Parties to increase and/or decrease the size of such allocations, having due regard to all the circumstances, then the Parties shall subject to such agreement, implement such agreed changes within a reasonable period of time and record such change in writing (and signed by the duly authorised officers of each Party) prior to any such implementation.

1.4.2	Membership of the JSC.

The composition of the JSC will consist of two (2) representatives appointed by CTILS and two (2) representatives appointed by Quintiles Commercial. Either Party may substitute or replace members of the JSC to serve as their representatives upon written notice to the other Party. The Parties shall appoint the initial members of the JSC no later than the effective date of the first Project Order to be entered into hereunder. Decisions of the JSC shall be made by the mutual agreement of the aforementioned representatives of CTILS and Quintiles Commercial, provided, however, in the event such mutual agreement is not reasonably attainable with respect to decisions on matters relating to the Services being rendered under a Project Order, then the reasonable decision of CTILS shall prevail.

1.4.3	Meetings.

The JSC shall meet as frequently as may be agreed upon, to review the progress in the implementation of the responsibilities and obligations under this Agreement and/or each Project Order and, in any event, shall meet or arrange a telephone conference call no less than every quarter in each year of this Agreement with effect from the execution date of the first Project Order entered into hereunder. The JSC shall perform any and all functions as allocated to it under the provisions of this Agreement or a Project Order to further the purposes of this Agreement and each Project Order as reasonably determined by the Parties. The Parties will mutually agree, if applicable, the location of each such meeting, and the text of the final agenda for each meeting. Immediately after each meeting of the JSC, minutes shall be drawn up and signed by both Parties. Each Party shall bear the travel cost and accommodation costs and expenses of its representatives.

1.4.4	No Authority to Modify Agreement.

The JSC shall have no authority to amend, vary, modify or waive compliance with the terms and conditions of this Agreement and/or any Project Order, or to approve actions of the Parties which are inconsistent with this Agreement, the Applicable Laws and Regulations and/or any Project Order. Such approvals, amendments, variations, modifications or waivers, if agreed, shall be implemented by means of a formal written amendment to this Agreement and/or the applicable Project Order(s) as the case may be and executed in writing by a duly authorized officer of each Party.

2.	Payment of Fees, Pass-Through Expenses and VAT.

2.1

In consideration of the Services provided under a Project Order CTILS (or its Affiliate who is a party to the relevant Project Order) will pay Quintiles Commercial (or its Affiliate who is a party to the relevant Project Order) for all fees and payments for the Services (“Fees”), and all actually incurred costs and pass-through expenses (“Pass-Through Expenses”) in accordance with Quintiles Commercial’s Travel and Expense Policy (the “Travel and Expense Policy”), attached hereto as Appendix 1, and the budget and payment schedule(s) set out in each Project Order. CTILS agrees that the budget and payment schedule(s) (with respect to the payment of all such Fees and Pass-Through Expenses) for each Project Order will be structured in an effort to maintain cash neutrality for Quintiles Commercial. As a minimum requirement in this context, if requested by Quintiles Commercial, with respect to each Project Order, CTILS agrees that it shall provide an up-front payment equal to two (2) months of the total estimated budget (with respect to the payment of all such Fees and Pass-Through Expenses) based on the full agreed resource level under the relevant Project Order, which up-front payment shall be credited to CTILS on the final invoice under the relevant Project Order. For purposes of example/clarification, in the case that recruitment is phased the two (2) months shall be based on the values of such Fees and Pass-Throughs when all the agreed resource under the relevant Project Order is on board.

2.2	Unless otherwise agreed in a particular Project Order, the following shall apply:

2.2.1	Payment of Pass-Through Expenses.

At the end of each calendar month of a Project Order Quintiles Commercial and/or its applicable Affiliate will submit to CTILS an invoice for the amount of Pass-Through Expenses actually incurred and payable by CTILS during that calendar month together with an itemised statement setting out a breakdown of the Pass-Through Expenses and related items attributed to such Quintiles Commercial Personnel in the Territory for that calendar month. CTILS shall pay such invoices within thirty (30) days of the date of the invoice. If CTILS requires more detailed information including copies of applicable receipts in respect of such Pass-Through Expenses then Quintiles Commercial shall provide such detailed information subject to a 5% administration charge applied to each such invoice for payment by CTILS.

2.2.2	Payment of Fees.

Under each Project Order, Quintiles Commercial and/or its applicable Affiliate will invoice CTILS at the end of each month for the actual Fees incurred in performing the Services for that month, and, CTILS shall pay each such invoice within thirty (30) days of the date of the invoice. For illustrative purposes only, each Project Order entered into hereunder shall incorporate a Payment Schedule setting out the amount of the upfront payment together with the total estimated Fees for each such month of the Project term under such Project Order.

2.2.3	Payment of VAT.

All Value Added Tax (or the equivalent of such taxable charge in each Territory) (“VAT”) and similar taxes and duties on the Fees and Pass-Through Expenses shall be for the account of CTILS or the relevant CTILS Affiliate that is a party to the relevant Project Order, as the case may be.

Unless otherwise agreed between the Party’s it is the Party’s intentions that there will be direct billing from each Quintiles Commercial Affiliate to CTILS, then as long as CTILS is VAT registered and such registration number has been provided to the non-UK Quintiles Commercial Affiliate, there will be no charge of non-UK local VAT on the invoicing to CTILS as it will be expected that CTILS will use the reverse charge mechanism. For the avoidance of doubt, based on current European legislation non-UK Quintiles Commercial Affiliates would not charge local VAT to CTILS in the UK due to the operation of the reverse charge mechanism, but reserves the right to charge VAT should there be any future changes in such European legislation. Any invoicing from a UK Quintiles Commercial Affiliate to CTILS will include UK VAT.

Quintiles Commercial agrees that CTILS, or its Affiliate who is a party to the relevant Project Order, may withhold payment of Fees for Services which were not actually provided by Quintiles Commercial or its Affiliates.

2.3	If any portion of an invoice is disputed, then CTILS shall pay the undisputed amounts and the Parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. CTILS shall pay Quintiles Commercial interest in an amount equal to two percent (2%) per annum above the base interest rate for the time being of the Bank of England on all undisputed amounts owing hereunder and not paid when due (or the maximum lesser amount permitted by applicable law). Such interest shall accrue on a daily basis.

2.4	In the event that taxes or duties, of whatever nature, are required to be made or withheld on payments made by CTILS pursuant to this Agreement or an applicable Project Order by any national, federal, regional or local government having authority over the Territory covered by this Agreement and the applicable Project Order, including, but not limited to, VAT, CTILS shall promptly pay said taxes and duties to the appropriate taxing authority without any deduction to any amount owed to Quintiles Commercial. CTILS shall secure and deliver to Quintiles Commercial any official receipt for any such taxes paid. Alternatively, Quintiles Commercial may invoice CTILS for the taxes, without a mark-up, as a pass-through expense, collect the taxes from CTILS, and pay the taxes due on the Services. For the avoidance of doubt, the requirements of this provision shall not apply to any employment-related taxes, duties or withholding taxes. It shall only apply to taxes applicable to the Services for which any Project Order provides.

Quintiles Commercial invoices are to be sent to CTILS at the following address:

CTI Life Sciences Limited

Highlands House

Basingstoke Road

Spencers Wood

Reading

Berkshire

RG7 1NT

England

Attention:	Accounts Payable
CTI Life Sciences Limited

With a copy to:

Cell Therapeutics, Inc.

3101 Western Ave.

Suite 600

Seattle, WA 98121

Attn: Accounts Payable

And a copy sent electronically to: AP@CTI-Lifesciences.com and AP@CTISeattle.com

3.	Term.

This Agreement shall commence with effect from the 1st June 2012 and thereafter shall continue for a period expiring on 31st December 2015 (the “Term”), or until terminated by either Party in accordance with Clause 14 below. The term of each specific Project Order shall be set forth in the individual Project Order. Notwithstanding the foregoing, if any Project Orders remain in effect at the expiration of the Term, this Agreement shall continue in effect solely as it applies to any such Project Order until the termination or expiration of such Project Order. Termination of a Project Order shall not affect the validity of this Agreement except in respect of the terminated Project Order.

4.	Confidentiality.

It is understood that during the course of this Agreement and each Project Order, Quintiles Commercial, its Affiliates and its and their respective employees may be exposed to data and information that are confidential and proprietary to CTILS and/or its Affiliates. All such data and information (hereinafter “CTILS Confidential Information”) written or verbal, tangible or intangible, made available, disclosed, or otherwise made known to Quintiles Commercial, its Affiliates and its and their respective employees as a result of Services under this Agreement and each Project Order (as well as CTILS Property defined in Clause 5.1 below) shall be considered confidential and shall be considered the sole property of CTILS and shall be treated as such by Quintiles Commercial and its Affiliates. All information regarding Quintiles Commercial’ and its Affiliates operations, methods, and pricing and all Quintiles Commercial’ Property (as defined in Clause 5.2 below), disclosed by Quintiles Commercial to CTILS in connection with this Agreement and each Project Order is proprietary, confidential information belonging to Quintiles Commercial (the “Quintiles Commercial Confidential Information” and shall be treated as such by CTILS and its Affiliates, and together with the CTILS Confidential Information, the “Confidential Information”). The Confidential Information shall be used by the receiving Party and its employees who need to know the same only for purposes of performing the receiving Party’s obligations hereunder or under a relevant Project Order, and for no other purpose. Each Party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other Party to any third Party without the prior written consent of the disclosing Party. Each Party agrees that it will not disclose the terms of this Agreement or any Project Order to any third Party without the written consent of the other Party, which shall not unreasonably be withheld. These obligations of confidentiality and nondisclosure shall remain in effect for a period of ten (10) years after the Term or termination of this Agreement or the completion or termination of any Project Order, whichever occurs later.

The foregoing obligations shall not apply to Confidential Information to the extent that it: (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party; (b) becomes available to the receiving Party on a non-confidential basis from a source which is not prohibited from disclosing such information; (c) was developed independently of any disclosure by the disclosing Party or was known to the receiving Party prior to its receipt from the disclosing Party, as shown by written evidence; (d) is disclosed under obligations of confidentiality by the receiving Party to a third Party with the agreement of the disclosing Party; or (e) is required to be disclosed by the Applicable Laws and Regulations. If the receiving Party is required to disclose the Confidential Information of the disclosing Party by the Applicable Laws and Regulations, the receiving Party shall give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or other appropriate remedy concerning any such disclosure and/or waive compliance with the non-disclosure provisions of this Agreement. For purposes of clarification, reporting to governmental or regulatory bodies covered under Section 1.2.4 does not require such disclosure. The receiving Party shall fully cooperate with the disclosing Party in connection with the disclosing Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure or the disclosing Party waives such compliance, the receiving Party may make such disclosure only to the extent that such disclosure is legally required. For the avoidance of doubt, all such Confidential Information disclosed by one Party to the other and/or to its respective Affiliates shall either be destroyed at the written request of the disclosing Party or promptly returned by the receiving Party to the disclosing Party within thirty (30) days after the expiry of the applicable Project Order and/or this Agreement, except that the receiving Party shall have the right to retain in safe storage one (1) copy of the disclosing Party’s Confidential Information so that any continuing obligations of confidentiality and non-use of the receiving Party may be determined and complied with.

5.	Ownership and Property.

5.1	All CTILS’ and its Affiliates patents, trade secrets, inventions, ideas, procedures and SOPs, processes, formulations, formulae, techniques, data, results, research projects, development projects, protocols for clinical research studies, test results, engineering projects, manufacturing projects, quality assurance/control procedures, standard operating procedures, suppliers, customers, personal, pricing information, financial information, research strategies, copyrights, trade names, trademarks, service marks, proprietary data and materials or intellectual property and all improvements to any of the foregoing including without limitation those made or developed by Quintiles Commercial and/or its Affiliates for CTILS and/or its Affiliates during the course of the Services under this Agreement and/or the Project Orders (collectively “CTILS Property”) shall remain the sole and exclusive property of CTILS, and Quintiles Commercial rights to use such CTILS Property shall be limited to those permitted by this Agreement or any Project Order. Within thirty (30) days after completion or termination of any Project Order, Quintiles Commercial and/or its Affiliates shall return to the CTILS, or if CTILS so directs destroy in a manner, and at the reasonable cost and expenses of CTILS that has been previously approved by CTILS, all CTILS Property provided to Quintiles Commercial and/or its Affiliates to permit execution of the Project Order to which this CTILS Property relates.

5.2	CTILS acknowledges that Quintiles Commercial and/or its Affiliates possess certain inventions, processes, databases, know-how, trade secrets, proprietary data, information and materials, intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, procedure manuals, financial information and data, computer technical expertise and software, and business practices which have been independently developed by Quintiles Commercial and which relate to its business or operations (collectively “Quintiles Commercial’ Property”). CTILS agrees that all such Quintiles Commercial’ Property and improvements thereto which are used, modified, developed or updated by Quintiles Commercial under or during the term of this Agreement or any Project Order are the sole and exclusive property of Quintiles Commercial.

6.	Records and Materials.

Without prejudice to Clause 5.1, at the completion of the Services by Quintiles Commercial or at the expiration or termination of this Agreement all relevant documents and materials provided by CTILS and/or its Affiliates, regardless of the method of storage or retrieval, shall be returned to CTILS and/or its Affiliates in such form as is then currently in the possession of Quintiles Commercial and/or its Affiliates. Alternatively, at CTILS’ or its Affiliates’ written request, such documents and materials may be retained by Quintiles Commercial or its Affiliate for CTILS or its Affiliates for an agreed-upon time period, or disposed of pursuant to the written directions of CTILS or its Affiliates. CTILS or its Affiliates shall pay the costs associated with any of the above options and shall pay a to-be-determined fee for storage by Quintiles Commercial or its Affiliates of records and materials after completion or termination of the Services. Nothing in this Agreement shall be construed to transfer from CTILS to Quintiles Commercial any regulatory record-keeping requirements unless such transfer is specifically provided for in the applicable Project Order.

7.	Independent Contractor Relationship.

7.1	For the purposes of this Agreement and any Project Order, the Parties hereto and their respective Affiliates are independent contractors and nothing contained in this Agreement or any Project Order shall be construed to place them in the relationship of partners, principal and agent, employer and employee or joint venturers. Neither Party shall have the power or right to bind or obligate the other Party, nor shall either Party hold itself out as having such authority.

7.2	No provision of this Agreement or any Project Order shall be deemed to create or imply any contract of employment between CTILS and any employee of Quintiles Commercial and/or any of its Affiliates. All persons performing the Services shall be employees of Quintiles Commercial or its Affiliates, or subcontractors engaged by Quintiles Commercial or its Affiliates with prior consent of CTILS or its Affiliates, and shall not be entitled to any benefits applicable to employees of CTILS or its Affiliates.

7.3

Quintiles Commercial and/or its Affiliates shall be responsible for ensuring that the employees of Quintiles Commercial and/or any of its Affiliates perform the Services in strict accordance with the Applicable Laws and Regulations, this Agreement and the Project Orders. Quintiles Commercial and/or its Affiliates shall be also responsible for the management of all employer obligations in connection with their employees who perform the Services. Employees of Quintiles Commercial and its Affiliates shall remain exclusively under the direct authority and control of Quintiles Commercial and its Affiliates. CTILS and/or its Affiliates may be involved in providing training, direction or equipment to a Quintiles Commercial employee only in the manner and to the extent specifically described in a Project Order. The employer obligations of Quintiles Commercial and its Affiliates shall include, but not limited to: (i) human resource issues, including establishment of employee policies, administration of health and benefits plans and other employee benefit plans; (ii) work performance and work behaviour issues, including probationary period, periodic and annual appraisals, employee discipline and termination; (iii) administration of systems for time-keeping, payroll and employee expense reimbursement; (iv) day to day management of employment issues in connection with performance of the Services.

7.4	Quintiles Commercial and its Affiliates shall (i) maintain all necessary personnel and payroll records for their employees; (ii) compute wages and withhold local taxes for their employees; (iii) remit employee withholdings to the proper governmental authorities and make employer contributions as required by Applicable Laws and Regulations; (iv) pay net wages and fringe benefits, if any, directly to their employees; and (v) provide for employer’s liability insurance coverage as appropriate.

8.	Compliance.

8.1

Throughout the duration of this Agreement and each Project Order Quintiles Commercial and CTILS and their respective Affiliates shall in carrying out their respective responsibilities each comply at all times with all applicable laws, rules, regulations including, but not limited to, Directive 2001/83/EC of the European Parliament and of the Council of 6 November 2001 on the Community code relating to medicinal products for human use, Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data (the “Data Protection Directive”), the European Commission’s guidelines “The rules governing medicinal products in the European Union”, the EU Guidelines on Good Distribution Practice of Medicinal Products for Human Use (94/C 63/03), the laws of the EU Member States transposing and implementing the above Directives and guidelines, all other applicable EU, national, federal, local and regional laws and regulations, including all applicable anti-bribery/anti-corruption laws, as well as all applicable industry and professional codes of conduct and ethics standards (collectively the “Applicable Laws and Regulations”). Quintiles Commercial and its Affiliates shall carry out the Services in strict compliance with the Applicable Laws and Regulations by exercising all due skill and care and in compliance with such standards customary in the contract service organisation industry. It is agreed by the Parties that the SOPs to be used by Quintiles Commercial and/or its Affiliate(s) in carrying out the Services under a Project Order shall, pursuant to Clause 1.2.3, be mutually agreed by the Party’s prior to the execution of the applicable Project Order and set forth or referenced, as appropriate, in each such Project Order. Throughout the duration of this Agreement and/or a Project Order neither CTILS or Quintiles Commercial, nor its or their respective Affiliates will directly or indirectly offer, give, promise to give or authorize the giving of any money or other thing of value to induce any person to do or to refrain from doing any act in violation of such person’s lawful duty, to obtain any improper advantage, or to induce any person to use his or her influence improperly to affect or influence any act or decision.

8.2	Quintiles Commercial and its Affiliates shall process all personal data, as this term is defined in the Data Protection Directive, in accordance with this Agreement and/or Project Orders, in compliance with the Applicable Laws and Regulations and, in particular, in compliance with the Data Protection Directive and any applicable national legislation enacted thereunder (“Data Protection Legislation”). CTILS represents and affirms to Quintiles Commercial that CTILS has complied with, and will continue to comply with its obligations under the Data Protection Legislation. In carrying out the Services hereunder CTILS and Quintiles Commercial acknowledge that CTILS is the data controller and Quintiles is the data processor with respect to the processing of personal data relating to the Services provided under this Agreement as such terms are defined in the Data Protection Legislation. In the event that the Services are performed by any Quintiles Commercial Affiliate then such Quintiles Commercial Affiliate shall be a sub-processor. Quintiles Commercial shall process the personal data only in accordance with instructions from CTILS and as may be required or permitted by the Data Protection Legislation; such instructions may be specific instructions or instructions of a general nature as set out in this Agreement, a Project Order or as otherwise reasonably agreed upon by CTILS and Quintiles Commercial from time to time. In carrying out the Services, Quintiles Commercial further agrees that Quintiles Commercial or its Affiliates, as the data processor, will comply with all the requirements and obligations imposed on data processors by the Data Protection Legislation in carrying out the Services under a Project Order and to the extent required by the Data Protection Legislation including, but not limited to seeking and obtaining, where necessary, the consent of healthcare professionals for the processing of their personal data as defined in the Data Protection Legislation to CTILS and its Affiliates for the purposes of this Agreement. Quintiles shall only process or otherwise transfer personal data outside the European Economic Area as requested by CTILS, the data controller and then in accordance with Applicable Laws and Regulations and related safe harbor principles. For purposes of clarification, neither party anticipates that patient information will be collected or transmitted as a result of the services requested or required under this Agreement.

8.3

If Quintiles Commercial, its Affiliates or their employees become aware of any adverse drug experience reports or any product complaint reported to Quintiles Commercial Personnel involving the use of any Product of CTILS or its Affiliates forming the subject matter of a Project Order, while performing any Services in connection with the Product, they shall immediately, but not later than 24 hours, notify CTILS and/or its applicable Affiliate in accordance with CTILS’ procedures. CTILS shall deliver to Quintiles Commercial a written copy of such CTILS procedures prior to the execution of this Agreement.

8.4	CTILS shall be solely responsible for responding to any questions, investigations or requests for information by a government or regulatory agency concerning the use or marketing of CTILS Products or the Services. Quintiles Commercial or its Affiliates shall notify CTILS immediately, but after no later than 24 hours, if any regulatory authority communicates with Quintiles Commercial or its Affiliates with respect to the Product or the Services or requests permission to or does inspect Quintiles Commercial or its Affiliates’ records in connection with the Product or Services. Quintiles Commercial or its Affiliates shall cooperate with any such inspection and shall deliver promptly to CTILS all materials, correspondence, statements, forms and records which Quintiles Commercial or its Affiliates receives, obtains or generates pursuant to any such inspection or communications. Quintiles Commercial or its Affiliates shall notify CTILS immediately, but no later than 24 hours, of any regulatory inspection that relates to the Product or the Services, provide daily reports on any such inspection to CTILS and permit representatives of CTILS or its Affiliates to be present. Quintiles Commercial or its Affiliates shall secure CTILS’s agreement prior to making any commitment to a regulatory agency. Quintiles Commercial or its Affiliates shall in no circumstances provide any regulatory authority with any documentation, including responses to inspection reports, or provide regulatory authorities with any undertakings without the prior written approval of the CTILS. Quintiles Commercial or its Affiliates will provide CTILS with copies of all documents provided to or received from any regulatory authority. Inspections daily reports made by Quintiles Commercial shall be charged to the CTILS on a time and materials basis. Quintiles Commercial shall notify CTILS of every instance of actual or suspected fraud or misconduct on the part of a Quintiles Commercial employee promptly after the initial discovery of any suspicious findings or possible evidence of such to the contact person or persons mutually agreed by the Parties. Quintiles Commercial shall, at the request of CTILS, cooperate with CTILS in order to respond, or in formulating a procedure for taking appropriate action.

9.	Warranties and Representations.

9.1	Quintiles Commercial and CTILS each warrant and represent to the other that (i) they and their Affiliates are legally established and exist under the Applicable Laws and Regulations, (ii) they and their Affiliates have the full right and authority to enter into this Agreement and/or applicable Project Orders, and (iii) there is no known impediment that would inhibit their ability to perform their respective obligations under this Agreement or any Project Order.

9.2	CTILS warrants and represents to Quintiles Commercial that it and/or its Affiliates possess good title to the Product and that Quintiles Commercial and its Affiliates have the lawful right to use any and all trademarks of CTILS in relation to the Product for the proper performance of the Services hereunder free and clear of any third party claims or encumbrances. In addition, CTILS warrants and represents to Quintiles Commercial that it owns or controls the patents and marketing authorizations granted in connection with the CTILS’ Product to be involved in the Services, and has no knowledge of the existence of any claim or adverse rights which would restrict or prevent Quintiles Commercial from performing the Services pursuant to this Agreement or a Project Order.

10.	Conflict of Agreements.

Quintiles Commercial represents to CTILS that it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, Quintiles Commercial agrees that it will not enter into any agreement to provide services which would in any way prevent it from providing the Services contemplated under this Agreement. CTILS agrees that it will not enter into an agreement with a third party that would alter or affect any regulatory obligations delegated to Quintiles Commercial pursuant to this Agreement without prior written notification to Quintiles Commercial.

11.	Publication.

Quintiles Commercial and CTILS hereby agree that neither it nor any of their Affiliates shall make, or permit any person to make, any public announcement concerning this Agreement and/or any Project Order without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed) except as required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange) or by any court or other authority of competent jurisdiction. Quintiles Commercial and CTILS hereby further agree that neither it nor any of their Affiliates shall use the other Party’s name or that of its Affiliate in connection with any publication or promotion without the other Party’s or that of its Affiliates’ prior written consent.

12.	Limitation of Liability.

12.1

Quintiles Commercial shall be responsible for carrying out the Services in strict compliance with the Applicable Laws and Regulations, this Agreement and the Project Orders. Quintiles Commercial shall be also responsible for ensuring that its Affiliates and the employees of Quintiles Commercial and its Affiliates carry out the Services in strict compliance with the Applicable Laws and Regulations, this Agreement and the Project Orders. Notwithstanding anything to the contrary, neither Quintiles Commercial, nor its Affiliates, directors, officers, employees, subcontractors or agents shall have, except in the case of willful misconduct, any liability (including without limitation, contract, negligence and tort liability) for any loss of profits, opportunities or goodwill or any type of indirect or consequential loss or damages in connection with this Agreement or any Project Order or the Services performed by Quintiles Commercial. Notwithstanding the foregoing, the limitations of liability herein shall not apply to damages of any kind due to Quintiles Commercial’s willful misconduct.

12.2	Save as otherwise provided for at Clause 12.1 and 12.3, Quintiles Commercial and CTILS shall each be liable to the other Party for any and all losses, damages, liabilities, reasonable legal fees, court costs and properly incurred expenses (“Losses”) suffered or incurred by the other Party, its Affiliates, officers, directors, agents and/or employees to the extent that (i) in the case of Losses suffered or incurred by CTILS, such Losses are determined to have resulted directly or indirectly from the negligent actions or omissions or willful misconduct of Quintiles Commercial, its Affiliates, officers, directors, agents and/or employees, contractors and agents of Quintiles Commercial and its Affiliates in the performance of the Services, or (ii) in the case of Losses suffered or incurred by Quintiles Commercial, such Losses are determined to have resulted directly or indirectly from the negligent actions or omissions or wilful misconduct of CTILS, its Affiliates officers, directors, agents and/or employees. This includes, but is not limited to failure to comply with the Applicable Laws and Regulations, breach of a Party’s obligations and warranties under this Agreement or the Project Orders.

12.3	Except as provided in Section 12.4 below, in no event shall the collective, aggregate liability (including without limitation, contract, negligence and tort liability) of Quintiles Commercial or its Affiliates, directors, officers, employees, subcontractors or agents under this Agreement exceed twice the amount of Fees actually payable to Quintiles Commercial and/or its Affiliate under the applicable Project Order.

12.4	Nothing herein is intended to exclude or limit any liability for fraudulent misrepresentation, willful misconduct, or any liability for death or personal injury caused by negligence.

12.5

For the avoidance of doubt, in no event shall Quintiles Commercial be liable to CTILS for any claims or losses arising out of the statements or representations of Quintiles Commercial personnel with respect to CTILS Products to the extent that such statements or representations conform to the written or printed statements or representations made to Quintiles Commercial and/or Quintiles Commercial personnel by CTILS with respect to its Products.

13.	Third Party Indemnification and Indemnification Procedure.

13.1	Third Party Indemnification by CTILS.

CTILS shall indemnify, defend and hold harmless Quintiles Commercial, its Affiliates, and its and their respective directors, officers, employees, and agents (“Quintiles Commercial Indemnitees”) from and against Losses, joint or several, resulting or arising from any third party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with (i) the manufacture, storage, packaging, production, transportation, distribution, sale, supply, use or other disposition of the Product and/or any other Product liability related claims or; (ii) the breach by any CTILS Indemnitees of any of its obligations or warranties under this Agreement and/or any Project Order; or (iii) the willful misconduct or negligent acts or omissions of any CTILS Indemnitees; or (iv) a violation of any of the Applicable Laws and Regulations or failure to comply with such Applicable Laws and Regulations by any of the CTILS Indemnitees under this Agreement or any Project Order; all except to the extent such Losses are determined to have resulted directly or indirectly from the negligence or willful misconduct of Quintiles Commercial or any of the Quintiles Commercial Indemnitees.

13.2	Third Party Indemnification by Quintiles Commercial.

Quintiles Commercial shall indemnify, defend and hold harmless CTILS, its Affiliates, and its and their respective directors, officers, employees, and agents (the “CTILS Indemnitees”) from and against any and all Losses resulting or arising from any third party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with (i) the breach by any Quintiles Commercial Indemnitees of any of its obligations or warranties under this Agreement and any Project Order; (ii) the willful misconduct or negligent acts or omissions of any of the Quintiles Commercial Indemnitees; (iii) a violation of any of the Applicable Laws and Regulations or failure to comply with such Applicable Laws and Regulations by any of the Quintiles Commercial Indemnitees under this Agreement or any Project Order; all except to the extent such Losses are determined to have resulted directly or indirectly from the negligence or willful misconduct of CTILS or any of the CTILS Indemnitees.

13.3	Mitigation.

Nothing in this Agreement, including without limitation Clauses 13.1 and 13.2 above, or any Project Order, shall operate as to relieve either Party of its obligations at law to mitigate a loss which it may incur as a result of a matter giving rise to a claim and a Party’s obligation to indemnify herein shall only extend to such properly mitigated loss.

13.4	Indemnification Procedure.

The Party seeking indemnification hereunder (the “Indemnified Party”) shall: (a) give the Party obligated to indemnify (the “Indemnifying Party”) prompt written notice of any such claim or law suit (including a copy thereof); (b) Indemnified Party and its employees shall fully cooperate with Indemnifying Party and its legal representatives in the investigation and defense of any matter the subject of indemnification; and (c) Indemnified Party shall not unreasonably withhold its approval of the settlement of any such claim, liability, or action by Indemnifying Party covered by this Indemnification provision; provided, however, that Indemnified Party’s failure to comply with its obligations hereunder shall not constitute a breach of this Agreement nor relieve Indemnifying Party of its indemnification obligations, except to the extent, if any, that Indemnifying Party’s defense of the affected claim, action or proceeding actually was materially impaired thereby.

14.	Termination.

14.1	Termination of Agreement.

14.1.1	The non-defaulting Party shall have the right to terminate this Agreement if the other Party commits any material breach of this Agreement, and, in the case of a breach capable of remedy, fails to remedy the same within thirty (30) days after receipt of a written notice giving particulars of the breach and confirming the intention to terminate if not remedied.

14.1.2	Either Party shall have the right to terminate this Agreement if the other Party becomes bankrupt or insolvent or if all or a substantial part of its business or assets shall be placed in the hands of a Receiver, Administrator, Administrative Receiver, Trustee in Bankruptcy, Liquidator or similar or analogous officer or an insolvency practitioner, whether by its voluntary act or otherwise. In such circumstances, this Agreement and the rights granted herein shall immediately be subject to termination at the option of the Party that has the right to terminate this Agreement under this Clause.

14.2	Termination of a Project Order.

14.2.1	Each applicable Project Order entered into pursuant to this Agreement may be terminated in accordance with its own termination provisions where such termination provisions are specifically agreed between the Parties and set out in the applicable Project Order, subject at all times to any terms and conditions relating to payment of Fees, bonuses, Pass-Through Expenses, non-cancelable costs (provided always that Quintiles Commercial and/or its applicable Affiliate has exercised all reasonable commercial efforts to mitigate such costs prior to the effective date of termination), termination payments and severance payments together with applicable social costs and any other payments that may be due to Quintiles Commercial or its Affiliate by reason of such termination as more particularly set out in the applicable Project Order. The provisions of this Agreement shall remain unaffected by such separate termination of individual Project Orders entered into pursuant to this Agreement. In the event of any conflict in such termination provisions, the termination provisions set out and contained in the applicable Project Order shall govern.

14.2.2	The non-defaulting Party shall have the right to terminate a Project Order if the other Party commits a material breach of the Project Order, and, in the case of a breach capable of remedy, fails to remedy the same within thirty (30) days after receipt of a written notice giving full particulars of the breach and confirming the intention to terminate if not remedied.

14.3	In the event that this Agreement or a Project Order is terminated pursuant to the foregoing provisions then, other than where such termination is by CTILS pursuant to Clauses 14.1.1, 14.1.2 and 14.2.2, CTILS shall pay to Quintiles Commercial or its Affiliate, as the case may be, (a) all Fees for Services rendered which are due and owing in respect of the actual completed performance of the Services prior to the effective date of termination; (b) pay all Pass-Through Expenses actually incurred prior to the effective date of termination; (c) pay all ** irrevocably and reasonably committed to by Quintiles Commercial or its Affiliate arising out of and directly related to the Services provided pursuant to a Project Order and provided always that Quintiles Commercial and/or its applicable Affiliate has exercised all reasonable commercial efforts to mitigate such costs prior to the effective date of termination, and (d) pay all notice ** payments, including all ** actually incurred by Quintiles Commercial or its Affiliate upon termination of this Agreement or Project Order, as the case may be.

14.4

Termination of this Agreement and/or a Project Order shall not affect any rights, remedies or obligations of either Quintiles Commercial, CTILS and/or their respective Affiliates that have accrued or become due prior to termination and all provisions which are expressed to or by implication survive the Agreement and/or Project Order as the case may be shall remain in full force and effect.

15.	Relationship with Affiliates.

CTILS agrees that Quintiles Commercial may utilise the Services of its Affiliates as subcontractors to fulfill Quintiles Commercial obligations under this Agreement and any Project Order and Quintiles Commercial shall remain responsible and liable for all such Services performed by its Affiliates and their employees. This responsibility includes the performance of the Services in strict compliance with the Applicable Laws and Regulations, this Agreement and the Project Orders. Any Affiliate of Quintiles Commercial or CTILS may enter into and execute a Project Order under this Agreement provided it is acknowledged by Quintiles Commercial to have the relevant expertise to provide all related services and to fulfill all related obligations. The terms, conditions and rights in this Agreement shall be incorporated by reference into the Project Order.

16.	Cooperation and Disclosure of Hazards.

CTILS shall forward to Quintiles Commercial in a timely manner all documents, materials and information in CTILS’ possession or control necessary for Quintiles Commercial to conduct the Services. Quintiles Commercial shall not be liable to CTILS nor be deemed to have breached this Agreement or any Project Order for errors, delays or other consequences determined to have directly resulted from CTILS’s failure to timely provide the above documents, materials or information or to otherwise cooperate with Quintiles Commercial, as required by this Agreement or a Project Order, in order for Quintiles Commercial to timely and properly perform its obligations. It is a condition of Quintiles Commercial and its Affiliates providing the Services that CTILS shall immediately provide Quintiles Commercial with all information available to it regarding known hazards associated with the use of the Product, and CTILS shall comply with all Applicable Laws and Regulations concerning the shipment and/or transportation of the Product by the land, sea or air.

17.	Force Majeure.

17.1	If the performance or observance of this Agreement or any obligation of this Agreement or any Project Order is prevented or delayed by reason of an act of God, civil commotion, storm, fire, riots, strikes, war or revolution, the Party so affected shall, upon prompt notice of such cause being given to the other Party, be excused from such performance or observance to the extent of such prevention or during the period of such delay, provided that the Party so affected shall use its best efforts to avoid or remove the cause(s) of non-performance and observance with utmost dispatch.

17.2	If, notwithstanding such best endeavors, the event or other force majeure shall continue for more than two (2) months then the Party not affected shall be entitled to terminate this Agreement and/or the relevant Project Order(s) immediately upon written notice to the other Party. In the event that this Agreement or a Project Order is terminated pursuant to this Clause 17.2 by CTILS, CTILS shall (a) pay to Quintiles Commercial all Fees for Services rendered which are due and owing to Quintiles Commercial and/or its Affiliates in respect of actually completed Services prior to the effective date of termination; and (b) pay all Pass-Through Expenses actually incurred by Quintiles Commercial and/or its Affiliates prior to the effective date of termination; and (c) pay any other fees, costs, expenses together with ** despite the exercise of all reasonable commercial efforts by Quintiles Commercial **.

18.	Notices.

18.1	Any notices required or permitted to be given under this Agreement by either Party, shall be in writing and shall be delivered personally, or sent by pre-paid first-class post or recorded delivery or by commercial courier, to each Party required to receive the notice or communication as set out below:

If to Quintiles Commercial:
Quintiles Commercial Europe Limited
500 Brook Drive
Green Park
Reading RG2 6UU
England

Attention : Senior Vice President, Commercial Solutions.

With a copy to:	Legal Department
Quintiles Commercial Europe Limited
500 Brook Drive
Green Park
Reading RG2 6UU
England

Attention: Senior Legal Counsel

If to CTILS:	CTILS Life Sciences Limited
Highlands House
Basingstoke Road
Spencers Wood

Reading
Berkshire
RG7 1NT
England

Attention: General Manager, EU

With a copy to:	Cell Therapeutics, Inc.
3101 Western Ave # 600
Seattle, WA 98121

Attention: Head of Legal Affairs

18.2	Any notice or other communication shall be deemed to have been duly received:

18.2.1	if delivered personally, when left at the address and for the contact referred to in this clause; or

18.2.2	if sent by pre-paid first-class post or recorded delivery, at 9.00 am on the second business day after posting; or

18.2.3	if delivered by commercial courier, on the date and at the time that the courier’s delivery receipt is signed.

18.3	A notice or other communication required to be given under this Agreement shall not be validly given if sent by e-mail or facsimile transmission.

18.4	The provisions of this Clause shall not apply to the service of any proceedings or other documents in any legal action.

19.	Binding Agreement, Assignment and Sub-Contracting

This Agreement is personal to the Parties and, save as otherwise provided for in this Agreement, neither Party shall, without the prior written consent of the other Party assign, transfer, charge or deal in any other manner with this Agreement or any of its rights and obligations under or arising out of this Agreement (or any document referred to in it), or purport to do any of the same save that Quintiles Commercial and CTILS shall be entitled to assign or transfer this Agreement to any of its respective Affiliates for the bona fide purpose of an internal reorganisation or amalgamation. Save as otherwise provided for in this Agreement neither Party shall sub-contract or delegate in any manner any or all of its obligations under this Agreement to any third party without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.

20.	Insurance.

During the term of this Agreement to cover its obligations hereunder, each Party shall maintain insurance coverage with a reputable insurance company as follows:

1)	Product Liability insurance by CTILS of not less than $10,000,000 USD (or equivalent) per annum; and

2)	Professional Indemnity insurance by Quintiles Commercial of not less than $10,000,000 USD (or equivalent) per annum; and

3)	Liability by both Parties to third parties with a limit of $1,000,000 USD (or equivalent) per claim or series of related claims, or at the minimum statutory level, whichever is greater.

Each Party shall provide the other Party with a certificate of insurance upon written request.

For the avoidance of doubt, if CTILS delivers, ships, or mails materials or documents to Quintiles Commercial, or requests that Quintiles Commercial delivers, ships, or mails materials or documents to CTILS or to third parties, then the expense and risk of accidental loss and/or damage for such deliveries, shipments, or mailings shall be borne by CTILS. Quintiles Commercial disclaims any liability for the actions or omissions of third party delivery services or carriers.

21.	Foreign Currency Exchange.

Save as otherwise provided for in a Project Order, the currency for the settlement of all invoices under this Agreement and each Project Order shall be the Euro (the “Contracted Currency”).

21.1	Pass-Through Expenses

If Quintiles Commercial and/or any of its Affiliates incur Pass-Through Expenses in a currency other than the Contracted Currency, then CTILS shall reimburse Quintiles Commercial for the actual costs in the Contracted Currency based on the Oanda foreign currency exchange rate (Oanda.com) for the applicable currency on the last business Friday of the month.

21.2	Fees and other payments

If, under a Project Order, the performance of the Services by Quintiles Commercial or its Affiliates in any Territory involves the use of a currency other than the Contracted Currency, then the budget for those Services will be based on the local rates in the currency used by Quintiles Commercial for pricing in that Territory, but converted to and reflected in the Contracted Currency. CTILS acknowledges that, due to fluctuations in currency exchange rates, Quintiles Commercial actual Fees (or that of its Affiliates) may be greater or lesser than the budgeted or estimated amounts contained in the Project Order. Accordingly, if the Fees for the Services in currencies other than the Contracted Currency exceed ** USD and the conversion rate between the local currencies and the Contracted Currency has fluctuated more than 2%, plus or minus, since the budget was prepared, Quintiles Commercial may calculate a foreign currency exchange adjustment for such Fees, milestone or unit priced budgets. Quintiles shall provide CTILS with a detailed justification of the criteria on the basis of which such calculation was based. Such adjustment will be calculated every twelve (12) months after the execution date of the applicable Project Order (or in the final invoice if the Project Order is for less than 12 months).

The foreign currency adjustment will be calculated by comparing the foreign currency exchange rate stated in the budget in the Project Order to the Oanda (Oanda.com) average rate over the preceding twelve (12) months. Any resulting decrease in costs will be credited to CTILS and any resulting increase in costs will be invoiced to CTILS.

22.	Inflation Adjustments.

Where Services in a Project Order are provided by Quintiles Commercial and/or by its Affiliates over multiple calendar years, it is understood and agreed that the Fees set forth in such Project Order shall be calculated in such a manner to include an annual increase in such Fees at the beginning of each calendar year of each such Project Order designed to reflect increases in Quintiles Commercial’ business costs on a prospective basis only. Such annual increase in the Fees will be calculated using the lesser of ** or the average percentage change in the wages/earnings survey as published in the ** over the preceding twelve (12) month period, or, if higher, the annual percentage increase in salaries agreed by the Parties in writing in relation to the applicable Project Order.

23.	Dispute Resolution and Arbitration.

The Parties shall initially attempt in good faith, for a period not to exceed fifteen (15) business days of notice of the Dispute, to resolve any significant controversy, claim, allegation of breach or dispute arising out of or relating to this Agreement and/or Project Order (hereinafter collectively referred to as a “Dispute”) through the JSC referred to at Clause 1.4 of this Agreement. In the event the Dispute is not resolved through the JSC, then the Parties agree to make a further good faith attempt to resolve the Dispute by elevating the discussion regarding the same to the Senior Executive of each Party. If, thereafter, the Dispute remains unresolved within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of notice of the Dispute (the “Resolution Period”), then the Parties agree to submit the Dispute to arbitration as provided herein.

Unless otherwise mutually agreed by the Parties, only if the Dispute is not resolved through negotiations as set forth herein may a Party resort to arbitration.

Subject to the foregoing all Disputes relating in any way to this Agreement shall be resolved exclusively through arbitration conducted in accordance with the International Chamber of Commerce (“ICC”) under its International Rules of Arbitration, and judgment on the award rendered by the arbitrator shall be binding and may be entered in any court having jurisdiction thereof. Such arbitration shall be filed and conducted at the office of the ICC closest to the Quintiles Commercial office having responsibility for the Project, and shall be conducted in English by one arbitrator mutually acceptable to the Parties selected in accordance with ICC Rules.

24.	Choice of Law, Waiver and Enforceability.

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by and construed in accordance with the laws of England and Wales. No failure or delay by a Party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy. If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the Parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

25.	Survival and Third Party Rights.

The rights and obligations of CTILS and Quintiles Commercial, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to inventions, confidentiality, discoveries, intellectual property, improvements, indemnification and liability limitations) shall survive the termination of this Agreement or any Project Order. For the avoidance of doubt, nothing contained in this Agreement or any Project Order is intended to confer any right or benefit on any third party whether under the provisions of the Contracts (Rights of Third Parties) Act 1999 or otherwise, but this shall not affect any right or remedy of a third party which exists or is available apart from this Act.

26.	Entire Agreement, Headings and Modification.

This Agreement, together with the applicable Project Order(s), constitutes the whole Agreement between the Parties with respect to the subject matter herein and supersedes any previous arrangements, understandings, agreements (oral and written), negotiations and discussions between them relating to the subject matter of this Agreement; provided always that nothing in this clause shall limit or exclude any liability for fraud. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. Any amendment, modification or variation to the provisions of this Agreement and/or any Project Order entered into hereunder must be in writing and signed by the Parties.

27.	Execution in Counterparts.

27.1	This Agreement may be executed in any number of counterparts, each of which when executed and delivered, shall constitute an original, but all of which together shall constitute one agreement binding on all Parties, notwithstanding that all Parties are not signatories to the same counterpart.

27.2	Transmission by electronic mail in portable document format (pdf) of an executed counterpart of this Agreement or any Project Order shall be deemed to constitute due and sufficient delivery of such counterpart. The Parties shall deliver to each other an original counterpart of this Agreement and each Project Order promptly after delivery by electronic mail provided however, that failure by either Party to so deliver an original counterpart shall not affect the sufficiency of an electronic mail of such counterpart as provided in the first sentence of this Clause.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto through their duly authorised officers on the date(s) set forth below.

Signed by:

Name (Print) :

Title:

Date:

For and on behalf of:-.

QUINTILES COMMERCIAL EUROPE LIMITED

Signed by:

Name (Print):

Title:.

Date:

For and on behalf of:-

CTILS LIFE SCIENCES LIMITED

APPENDIX 1

Travel and Expenses Policy

QUINTILES TRANSNATIONAL ENTERTAINMENT AND

EXPENSE SUMMARY

This summary was created for the convenience of the Quintiles traveler. However, before traveling, please take the time to read the entire Global Entertainment and Expense policy for more detailed guidelines. Travelers/employees are expected to comply without exception to the requirements of the policy.

It is the intent of the Company for all employees to adhere to this Travel and Entertainment Expense Policy. In certain situations, i.e. customer/contracts, and as approved by the Global Travel Organization, GlobalTravel@quintiles.com, exceptions may be made to this requirement.

TRAVEL AUTHORIZATION-Section 2

Billable Travelers

Travelers whose job duties and responsibilities are in support of a current customer contract and have been approved by their Line/Project Manager to submit job expenses related to the support of the contract via the Company’s expense system, need no additional pre-trip approval for the expenses. If travel is booked and violates any provisions of the Global Travel and Entertainment Expense Policy, an ‘exception/policy violation’ message will be sent to the traveler and the traveler’s Line Manager defining the non-compliance issue. Expenses planned/incurred must comply with the Global Travel and Entertainment Expense Policy.

For those situations when a billable travelers’ travel is not billable, e.g. internal training requirements, travel requested by Quintiles, then travel authorization must comply with non-billable travelers’ criteria (see below).

If a non billable traveler is assigned to a billable department, e.g. line manager or quality assurance, travel authorization must comply with non-billable travelers’ criteria (see below).

In those rare situations where Travelers may need to or have incurred out of policy transactions, those transactions will require Line Manager pre-approval/post-approval as applicable. The Global Travel Organization will review policy noncompliance transactions as appropriate.

Non-Billable Travelers

Salary grade level 36 and below will require pre-trip authorization* from immediate Line Manager or equivalent grade level manager. If travel is booked and violates any provisions of the Global Travel and Entertainment Expense Policy, an ‘exception/policy violation’ message will be sent to the employee and the employee’s Line Manager defining the non-compliance issue. Expenses planned/incurred must comply with the Global Travel and Entertainment Expense Policy.

In those rare situations where Travelers may need to or have incurred out of policy transactions, those transactions will require Line Manager pre-approval/post-approval as applicable. The Global Travel Organization will review policy noncompliance transactions as appropriate.

*Pre-trip authorization (the approval to travel) must be documented.

Please see Appendix J for pre-trip authorization guidelines by country.

RESERVATION PROCEDURES-Section 3

In certain countries/regions, Quintiles has an Online Booking Tool that is linked directly to the designated Travel Agencies. The Online Booking Tool incorporates Quintiles’ Preferred Vendor discount programs and Quintiles’ Travel Policy requirements. To receive additional instructions, complete your travel profile form or access to the Online Booking Tool, please see Appendix A.

EMERGENCY NUMBER-Section 3

In the event of an emergency, please contact:

Quintiles World Watch Travel Safety & Security

24-Hour Emergency Call Center

+1 713-430-7409

MAKING AIR TRAVEL RESERVATIONS-Section 4

Travelers are encouraged to make reservations as early as possible (14 days or more), to take advantage of advance purchase discounts. Air travel, accommodation, car rental, and rail travel reservations including en route changes must be booked via the Online Booking Tool, where available, or the Travel Management Company.

See Appendix A-Travel Management Companies by country

AIRLINE CLASS OF SERVICE-Section 4

•	First class air travel is prohibited (unless it has been provided through a company authorized initiative and cost does not exceed the cost of a business class ticket).

•	All domestic air travel must be in Economy class.

•

Employees are expected to use the lowest preferred provider airfare available. Visit iQ, http://intranet.quintiles.com/Employee/Travel/PrefProviders/Pages/Home.aspx for a list of preferred carriers. Where preferred carriers are not available, employees are expected to use the lowest cost fare available.

•	Business class is acceptable when it does NOT cost more than the lowest available Economy fare, unless noted below.

•

In some instances Business class travel may be more cost effective when booking an ‘Around the World’ itinerary where some legs may be less than nine (9) hours and some may be nine (9) hours or more. Contact the Travel Management Company for more information.

MAKING HOTEL RESERVATIONS-Section 5

To take advantage of the cost benefits travelers should make reservations as early as possible and use the Company’s preferred hotel providers, where available. Hotel accommodations must be booked via the Online Booking Tool, where available, or the Travel Management Company.

For a list of Company Preferred Hotel Providers, visit the Global Travel and Expense site on iQ at http://intranet.quintiles.com/Employee/Travel/PrefProviders/Pages/home.aspx

HOTEL SELECTION GUIDELINES-Section 5

Travelers are required to use one of the following:

•	Company preferred providers, where available.

•	Full Service Hotel Standard not to exceed $300 USD* unless otherwise noted in Appendix J.

•	At non-US International properties-First Class rating not to exceed $350 USD* unless otherwise noted in Appendix J.

•	In the US-Minimum AAA 3-Diamond rating, not to exceed $300 USD* unless otherwise noted in Appendix J.

*Including taxes

For additional information, contact the Global Travel Organization, GlobalTravel@quintiles.com.

CAR RENTAL GUIDELINES-Section 6

Travelers may rent a car at their destination when:

•	It is less expensive than other transportation modes such as taxis, trains, and shuttles.

•	Entertaining customers.

•	Transporting large or bulky material.

For Personal Car information, see section 7.1.

MAKING CAR RENTAL RESERVATIONS-Section 6

To take advantage of the cost benefits travelers should make reservations as early as possible and use the Company’s preferred car rental providers. Car rental accommodations must be the most cost effective and booked via the Online Booking Tool, where available, or the Travel Management Company. Please see Appendix A.

For a list of Company Preferred Car Rental Providers, visit the Global Travel and Expense site on iQ at http://intranet.quintiles.com/Employee/Travel/PrefProviders/Pages/Home.aspx

When preferred car rental providers are not available, travelers are expected to book the most cost effective rental car.

If the Quintiles preferred car supplier’s locations are not cost effective to meet local business needs, then please contact GlobalTravel@quintiles.com for an approved alterative option.

RENTAL CAR ACCIDENTS-Section 6

Should a rental car accident occur, travelers should immediately:

•	Contact local authorities, as required;

•	Contact the car rental company;

•	Contact your Line Manager;

•	Contact Risk Management;

•	Contact the Global Travel Organization, 919-998-2539 (p), GlobalTravel@quintiles.com;

•	Contact local Human Resource representative for personal injury benefits.

For additional information, visit the Risk Management site on iQ at: http://intranet.quintiles.com/Work/Business/RiskManaqement/Travel/Paqes/Home.aspx

LONG TERM CAR RENTALS-Section 6

For car rentals lasting 30 days or longer, contact the Global Travel Organization, GlobalTravel@quintiles.com for special rates and assistance.

PERSONAL MEAL AND/OR BEVERAGE EXPENSES-Section 11

Personal meals and/or beverages are defined as meal and/or beverages expenses incurred by the traveler when dining alone on an out-of-town business trip. Travelers will be reimbursed for personal meal expenses:

•	According to actual and reasonable cost, as required by customer contracts, as defined by local limits or on a Per Diem basis.

•	Travelers will be reimbursed for personal meal and/or beverage expenses as follows:

•	When a traveler travels out-of-town 2 hours prior to the normal business start time, breakfast will be reimbursed

•	Lunch

•	If the traveler arrives back to their home base 2 hours after the normal close of business, dinner will be reimbursed.

BUSINESS MEAL AND/OR BEVERAGE EXPENSES-Section 11

Reasonable business meal and/or beverage expenses with business associates and clients that are essential to conducting Company business will be reimbursed. Documentation of the attendees, their business relationship and topics discussed, or benefits derived, must be written on the receipt. If a business meal meeting with a client is considered confidential, the client’s name need not be identified on the receipt, if this would constitute a breach of confidentiality in the country where the client is doing business. In this instance, a brief explanation must be provided on the receipt. The most senior/highest graded local country person is required to expense the bill. On those occasions involving employee only meals with out of town/out of country guests, the most senior / highest graded local country person or guest may expense the bill.

The following information is required when incurring this type of expense:

1.	A full list of attendees, with their company location.

2.	A complete description of the event.

3.	The purpose of/justification for the event.

BUSINESS MEALS TAKEN WITH OTHER EMPLOYEES-Section 11

Employees will be reimbursed for business-related meals and/or beverages taken with other employee’s only if any of the following exist:

•	A client is present.

•	At least one company employee is from out of town, with manager approval.

•	Authorized by line manager for testimonial, reward, recognition or other appropriate business purpose.

ENTERTAINMENT/CUSTOMER EVENTS-Section 11

Reasonable entertainment expenses, i.e. non-meal activities, with business associates and clients, that are essential to conducting Company business, will be reimbursed provided it meets the requirements of the Gift and Entertainment Policy. The senior level employee attending the event must charge the expense.

REQUIRED USE OF CORPORATE CHARGE/CORPORATE CREDIT CARD-Section 12

Whenever feasible and as approved by line management, travelers must use the corporate charge/credit card to pay for all:

•	Air travel

•	Accommodation

•	Car rental

•	Rail travel

•	Meals and entertainment (excluding Per Diem)

•	Miscellaneous T&E expenses

NOTE: For Corporate card/Credit card application information, contact your line manager or the Global Travel Organization, 919-998-2539, GlobalTravel@quintiles.com.

PERSONAL USE OF CORPORATE CHARGE/CREDIT CARD-Section 12

Corporate charge/credit cards are intended for business use and may NOT be used for personal expenses. Misuse of the Company Credit Card will result in disciplinary action in accordance with Company procedures.

CORPORATE CHARGE/CREDIT CARD BILLING & PAYMENT RESPONSIBILTIY-Section 12

•

Employees are responsible for ensuring their corporate charge/credit card bill is promptly paid each month in accordance with the credit card payment terms. Corporate charge/credit card bills are due and payable in full 25 days from the statement date.

•	Other countries may have different payment terms. See Appendix J for payment terms by country.

TIMING FOR EXPENSE REPORT COMPLETION AND SUBMISSION-Section 13

Employees who have incurred business related expenses must submit expense reports timely to ensure payment is made within four (4) weeks after the expense was incurred. At a minimum, expenses should be submitted on a monthly basis unless noted in Appendix J. See Appendix J or contact your line manager for expense reporting system information.

APPROVAL/AUTHORIZATION PROCESS-Section 13

Employees must submit a signed copy/image of all expense reports. Approval is required by the employee’s immediate supervisor or the next higher authority. The supervisors’ approval may be electronic (must be electronic in the US) or a signed copy/image of the expense report or both.

Employees are not authorized to approve their own, a peer’s, or a superior’s travel expense report. Each employee’s expense report will be reviewed by the line manager who ensures:

•	Policy compliance

•	Appropriate approval signatures

•	Valid business purpose

•	Correct total

•	Acceptable supporting documentation and receipts-See Appendix E